Exhibit 10.3

MAGELLAN PETROLEUM CORPORATION

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT is made as of the grant date indicated in Section 3 below (the “Grant Date”) between Magellan Petroleum Corporation, a Delaware corporation (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the Magellan Petroleum Corporation 1998 Stock Incentive Plan, as may be amended from time to time (the “Plan”). Terms used but not defined herein shall have the same meaning as in the Plan.

WHEREAS, effective as of September 27, 2011, the Optionee has been appointed as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company, acting through the Compensation, Nominating and Governance Committee and the full Board of Directors has approved the award of Nonqualified Stock Options (the “Options”) under the Plan to the Optionee (the “Award”).

NOW, THEREFORE, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:

1.	Grant of Options. The Company hereby grants to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of common stock, par value $0.01 per share, of the Company, as such common shares are presently constituted (the “Stock”), set forth in said Section 3.

2.	Terms and Conditions. It is understood and agreed that the Options evidenced hereby shall at all times be subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:

(a)	Expiration Date; Effect of Certain Terminations. The Options evidenced hereby shall expire on the date specified in Section 3 below, or earlier as provided in Section 7 of the Plan; provided, however, that if the Optionee terminates his employment with the Company for “Good Reason” (as such term is defined in Section 7.1 of the Optionee’s Employment Agreement with the Company), then the Optionee may exercise the Options (unless previously terminated or exercised) at any time during the three month period following such termination of employment, but only to the extent that the Options were exercisable by the Optionee as of the date of termination of his employment.

(b)	Exercise of Option. The Options evidenced hereby shall be exercisable from time to time by (i) providing written notice of exercise ten (10) days prior to the date of exercise specifying the number of shares for which the Options are being exercised, addressed to the Company at its principal place of business, and (ii) either:

(A)	Cash Only Exercise – submitting the full cash purchase price of the exercised Stock; or

(B)	Cashless Exercise – submitting appropriate authorization for the sale of Stock in an amount sufficient to provide the full purchase price in accordance with Section 5(d) of the Plan; or

(C)	Combination – tendering a combination of (A) and (B) above.

(c)	Withholding Taxes. Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with shares of Stock which would otherwise be issued pursuant to the Options.

(d)	Vesting. The shares covered by the Options shall vest as follows:

(i)	One hundred twenty-five thousand (125,000) Option shares shall vest in full on September 27, 2012; and

(ii)	One hundred twenty-five thousand (125,000) Option shares shall vest in full on September 27, 2013.

(e)	Acceleration. The Options evidenced hereby shall immediately be accelerated and vest in full upon: (i) the Company’s termination of the Optionee’s employment with the Company pursuant to Section 6.1 (Termination by the Company Other Than For Non-Renewal, Disability or Cause) or Section 6.2 (Termination by the Company Due to Disability) of the Employment Agreement between the Optionee and the Company (“Employment Agreement”); (ii) the Optionee’s resignation from the Company pursuant to Section 7.1 (Termination by the Executive for Good Reason) of the Employment Agreement; or (iii) termination of the Employment Agreement pursuant to Section 8 (Termination of Employment by Death) thereof.

Notwithstanding any other provision of this Agreement to the contrary, if a “Change of Control”, as defined in Section 15 of the Plan, occurs, then the Options evidenced hereby shall immediately be accelerated and vest in full.

(f)	Compliance with Laws and Regulations. The Options evidenced hereby are subject to restrictions imposed at any time on the exercise or delivery of shares in violation of the By-Laws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

(g)	Interpretation. Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”). Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.

3.	Option Data.

Optionee’s Name:	J. Thomas Wilson

Number of shares of Stock Subject to this Option:	250,000 shares

Grant Date:	November 7, 2011

Exercise Price Per Share:	$1.08 per share

Expiration Date:	November 7, 2021

4.	Miscellaneous. This Agreement and the Plan (a) contain the entire Agreement of the parties relating to the subject matter of this Agreement and supersede any prior agreements or understandings with respect thereto; and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Optionee, his heirs, devisees and legal representatives. In the event of the Optionee’s death or a judicial determination of his incompetence, reference in this Agreement to the Optionee shall be deemed to refer to his legal representative, heirs or devisees, as the case may be.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officer, as of the date identified below.

Agreed to:	MAGELLAN PETROLEUM CORPORATION

By: J. Thomas Wilson	By:	Walter McCann
Optionee: J. Thomas Wilson		Name: Walter McCann
Title: Director

Date: November 16, 2011